FOR IMMEDIATE RELEASE

CKX, INC.
Media Contact: Ed Tagliaferri
212-981-5182

CKX, Inc. Announces Appointment of Kraig G. Fox as Chief Operating Officer

NEW YORK, September 30, 2010 — CKX, Inc. (NASDAQ: CKXE) announced today the appointment of Kraig G. Fox to the position of Chief Operating Officer. Mr. Fox has been with CKX since its formation in 2005 as Chief Corporate Development Officer and Executive Vice President. Mr. Fox will oversee all global operations, reporting to Michael G. Ferrel, Chief Executive Officer of CKX.

Commenting on the appointment, Mike Ferrel said, “I’m delighted that Kraig has accepted the position of COO. We have worked closely together for almost 16 years and I have the utmost trust and respect for Kraig.”

About CKX, Inc.

CKX, Inc. is engaged in the ownership, development and commercial utilization of globally recognized entertainment content. The Company’s current properties include the rights to the name, image and likeness of Elvis Presley, the operations of Graceland, the rights to the name, image and likeness of Muhammad Ali and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in more than 100 countries. For more information about CKX, Inc., visit its corporate website at www.ckx.com.

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